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                                                                   EXHIBIT 23.3

                       CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of (i) our report dated June 19, 2002 relating to the financial statement of the Tosco Corporation Capital Accumulation Plan for the year ended December 31, 2000, which appears in the Plan's Annual Report on Form 11-K for the year ended December 31, 2001, and (ii) our report dated June 19, 2002 relating to the financial statement of the Tosco Corporation Store Savings Plan for the year ended December 31, 2000, which appears in the Plan's Annual Report on Form 11-K for the year ended December 31, 2001. We also consent to the reference to us under the heading "Experts" in such Registration Statement.



PRICEWATERHOUSECOOPERS LLP

Phoenix, Arizona
August 22, 2002